Exhibit 99.1

DARA BIOSCIENCES ANNOUNCES FOURTH QUARTER AND FULL YEAR 2014 RESULTS
Strong Annual Revenue Growth Driven By Execution of Commercial Sales Strategy

Raleigh, NC –March 3, 2015 – DARA BioSciences, Inc. (NASDAQ: DARA), an oncology supportive care pharmaceutical company dedicated to providing healthcare professionals a synergistic portfolio of medicines to help cancer patients adhere to their therapy and manage side effects arising from their cancer treatment, today announced its financial results for the fourth quarter and full year ended December 31, 2014. The Company also provided a business update on its fourth quarter 2014 operational and commercial highlights.

Fourth Quarter 2014 Financial Snapshot
DARA reported net revenues of $1.89 million for the full year ended December 31, 2014 based on gross product sales of $2.32 million, as compared to net revenues of $419 thousand for the year ended December 31, 2013, a year over year increase of 350%. The increase in revenues was primarily attributable to the expanded commercial sales organization and success in generating interest and prescriptions across DARA’s portfolio.

DARA reported a loss attributable to controlling interest of approximately $9.00 million or ($0.63) per share for the full year ended December 31, 2014, as compared to a loss attributable to controlling interest of approximately $9.97 million, or ($1.94) per share for the full year ended December 31, 2013.  The loss attributable to controlling interest for the year was $963,887 less than the same period last year.  Additionally, sales and marketing costs for the year increased to $5.2 million as compared to $3.8 million in the previous year.  This is mainly due to the expansion of the sales force to 20 representatives. An increase in general and administrative expenses of approximately $238.0 thousand, primarily related to increased personnel costs was offset by a decrease of approximately $1.4 million in research and development expenses primarily related to a reduction of expense of approximately $1.1 million as a result of the FDA waiving our product and establishment fees for fiscal years 2012, 2013 and 2014, as well as a decrease in formulation and API manufacturing costs associated with the KRN5500 program. As of December 31, 2014, cash and cash equivalents totaled approximately $12.0 million.

“We are pleased to conclude 2014 with another quarter of strong revenue results, which contributed to significant year-over-year growth  and validated our commitment to implementing and executing our commercial sales strategy,” stated Christopher G. Clement, President and Chief Executive Officer of DARA BioSciences. “2014 was a year of significant progress for DARA. We have leveraged our synergistic product portfolio by investing in a partnership with Alamo, creating a sales infrastructure and strategy that has paid immediate and material dividends for our Company. In addition to the success to date of our commercial sales strategy, we were able to raise capital to support our business into 2016, we secured two orphan designations for our development asset KRN5500, and we continued to develop relationships with patients and prescribers alike through efforts to increase penetration, raise visibility, and lend our support across the oncology supportive care community.”

Clement concluded, “As we move into 2015, we are encouraged by the traction we have seen with our commercial sales strategy, and remain committed to building upon the momentum we have generated in 2014. We believe this growing success is rooted in the breadth of our product portfolio and the value it brings to both patients and health care practitioners alike. To ensure continued growth, our strategic priorities will remain focused on proactively enhancing our sales strategy to maximize returns on our commercial strategy, acquiring new and synergistic products that will bolster our existing product portfolio, and maximizing the value of our key development asset, KRN5500, with the ultimate goal of creating sustainable growth and value for our shareholders.”

DARA believes that its currently available funds, together with projected sales of Gelclair®, an FDA-approved bioadherent oral rinse gel for treating the painful symptoms of oral mucositis (OM) and Soltamox®, (tamoxifen citrate) oral liquid solution, will enable the Company to fund its current operations and to meet its obligations through the first quarter of 2016.

Fourth Quarter 2014 Operational Highlights and Recent Key Events
The Company made significant progress during the fourth quarter of 2014 in executing its strategy as well as expanding the commercial opportunity for its flagship oncology and oncology supportive care products, as follows:

•
Gelclair maintained its market leadership position in the U.S. retail market, showing continued retail prescription market share growth on a month over month basis since February of 2014 and has been the number one gel barrier prescribed in the retail market since June 2014

•	The Company petitioned the FDA to amend the label for tamoxifen citrate and Soltamox® to mirror published ASCO and NCCN breast cancer treatment guidelines
•	There has been strong continued sequential growth of both Ferralet and Aquoral in the oncology market
•	DARA released a video raising awareness of oral mucositis as part of its continuing efforts to support patient outreach and education in conjunction with Breast Cancer Awareness Month in October
•	The Company was granted a "barrier-to-innovation" waiver for certain product and establishment fees related to Soltamox oral solution totaling approximately $1.1 million
•
The Company received initial feedback from the FDA on the KRN5500 development plan, which confirmed general alignment with the proposed plan, and clarified specific technical aspects that warranted further discussion and information to complete the response

•	The Company is actively working to acquire a product that would bolster the existing oncology supportive care product portfolio

Financial Highlights
A summary of key financial highlights for the three and twelve months ended December  31, 2014 and 2013 is as follows ($ in thousands):

	For the three months ended December 31, 2014	For the three months ended December 31, 2013	For the year ended December 31, 2014	For the year ended December 31, 2013
	$	$	$	$

Net Revenues	717.8	53.6	1,886.5	419.3

Operating Expenses	2,409.3	2,587.9	11,286.7	10,908.7

Loss Attributable to Controlling Interest	(1,649.5)	(2,354.1)	(9,001.1)	(9,965.0)

	As of December 31, 2014	As of December 31, 2013

Cash and Cash Equivalents	12,026.6	3,425.5

Current Assets	13,773.8	3,888.6

Current Liabilities	3,745.3	1,675.1

Working Capital	10,028.5	2,213.5

CONFERENCE CALL WEBCAST
As previously announced, the Company’s management team will host a conference call and live audio webcast to provide a corporate business update and review fourth quarter and full year 2014 financial results on Wednesday, March 4, 2015 at 9:00am Eastern Time. To listen to the live call, individuals can access the webcast at the investor relations portion of the Company’s website at http://ir.darabio.com/overview.  Please log on to the website at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on DARA’s website at http://www.darabio.com and will be archived for 30 days.

About DARA BioSciences, Inc.
DARA BioSciences Inc. of Raleigh, North Carolina, is an oncology supportive care pharmaceutical company dedicated to providing healthcare professionals a synergistic portfolio of medicines to help cancer patients adhere to their therapy and manage side effects arising from their cancer treatments.

DARA holds exclusive U.S. marketing rights to both Soltamox® (tamoxifen citrate) oral solution and Gelclair®. DARA licensed the U.S. rights to Soltamox® from UK-based Rosemont Pharmaceuticals, Ltd, a U.K. based manufacturer and a subsidiary of Perrigo Company plc, and Gelclair® from the Helsinn Group in Switzerland. Under an agreement with Innocutis, DARA also markets Bionect® (hyaluronic acid sodium salt, 0.2%).

Soltamox® (tamoxifen citrate) oral solution, the only liquid form of tamoxifen, is indicated for the treatment of metastatic breast cancer, the adjuvant treatment of node-positive breast cancer in premenopausal women, the reduction in risk of invasive breast cancer in women with ductal carcinoma in situ (DCIS), and for the reduction of the incidence of breast cancer in women at high risk for breast cancer. Currently, there are more than 1.8 million prescriptions of tamoxifen written on an annual basis in the United States. Between 30 and 70 percent of patients fail to complete their prescribed course of treatment, thereby diminishing its benefits in reducing the risk of breast cancer recurrence.

Tamoxifen Important Safety Information

Tamoxifen citrate is contraindicated in women who require concomitant coumadin-type anticoagulant therapy, in women with a history of deep vein thrombosis or pulmonary embolus, and in women with known hypersensitivity to the drug or any of its ingredients.

Serious and life-threatening events associated with tamoxifen in the risk reduction setting (women at high risk for cancer and women with DCIS) include uterine malignancies, stroke and pulmonary embolism.

The most common adverse reactions to tamoxifen treatment are (incidence > 20%) hot flashes, fluid retention, vaginal discharge, vaginal bleeding, vasodilatation, nausea, irregular menses, weight loss, and musculoskeletal events.

Tamoxifen carries the following Boxed Warning:

WARNING - For Women with Ductal Carcinoma in Situ (DCIS) and Women at High Risk for Breast Cancer: Serious and life-threatening events associated with tamoxifen in the risk reduction setting (women at high risk for cancer and women with DCIS) include uterine malignancies, stroke and pulmonary embolism. Incidence rates for these events were estimated from the NSABP P-1 trial (see CLINICAL PHARMACOLOGY, Clinical Studies, Reduction in Breast Cancer Incidence In High Risk Women). Uterine malignancies consist of both endometrial adenocarcinoma (incidence rate per 1,000 women-years of 2.20 for tamoxifen vs. 0.71 for placebo) and uterine sarcoma (incidence rate per 1,000 women-years of 0.17 for tamoxifen vs. 0.0 for placebo)*. For stroke, the incidence rate per 1,000 women-years was 1.43 for tamoxifen vs. 1.00 for placebo**. For pulmonary embolism, the incidence rate per 1,000 women-years was 0.75 for tamoxifen versus 0.25 for placebo**. Some of the strokes, pulmonary emboli, and uterine malignancies were fatal. Health care providers should discuss the potential benefits versus the potential risks of these serious events with women at high risk of breast cancer and women with DCIS considering tamoxifen to reduce their risk of developing breast cancer. The benefits of tamoxifen outweigh its risks in women already diagnosed with breast cancer.

*Updated long-term follow-up data (median length of follow-up is 6.9 years) from NSABP P-1 study. See WARNINGS, Effects on the Uterus-Endometrial Cancer and Uterine Sarcoma in Prescribing Information. **See Table 3 under CLINICAL PHARMACOLOGY, Clinical Studies in Prescribing Information.

The full Prescribing Information for Soltamox is available at www.soltamox.com/prescribing-information.

Gelclair® is an alcohol-free bio adherent oral rinse gel for rapid and effective relief of pain associated with oral mucositis caused by chemotherapy and radiation treatment. Gelclair should not be used by patients with a known or suspected hypersensitivity to the product or any of its ingredients. DARA licensed the U.S. rights to Soltamox from UK-based Rosemont Pharmaceuticals, Ltd., and Gelclair from the Helsinn Group in Switzerland. Under an agreement with Innocutis, DARA also markets Bionect® (hyaluronic acid sodium salt, 0.2%) a topical treatment for skin irritation and burns associated with radiation therapy, in U.S. oncology/radiology markets. Bionect should not be used by patients with known hypersensitivity to any of its ingredients. For further information on Gelclair and Bionect and the Full Prescribing Information please visit www.Gelclair.com and www.Bionect.com.

DARA is focused on expanding its portfolio of oncology supportive care products in the United States, via in-licensing and/or partnering of complementary late-stage and approved products. In addition, the company wishes to identify a strategic partner for the clinical development of KRN5500, currently in Phase 2 for the treatment of chronic, treatment refractory, chemotherapy-induced peripheral neuropathy (CCIPN). The FDA has designated KRN5500 as a Fast Track Drug, and has granted DARA two separate Orphan Drug Designations for the treatment of multiple myeloma and for the treatment of painful, chronic chemotherapy-induced peripheral neuropathy that is refractory to conventional analgesics (CCIPN).

In early 2014, DARA kicked off its new partnership with Alamo Pharma Services, a subsidiary of Mission Pharmacal, in deploying a dedicated 20-person national sales team in the U.S. oncology market. In addition to promoting DARA's products Soltamox, Gelclair and Bionect, this specialized oncology supportive care sales team also provides clinicians with access to two Mission Pharmacal products: Ferralet® 90 (for anemia) and Aquoral® (for chemotherapy/radiation therapy-induced dry mouth).

Important Safety Information and full Prescribing Information for Mission Pharmacal's products may be found at: www.Ferralet.com and www.Aquoral.com.

For more information please visit our web site at www.darabio.com.

Safe Harbor Statement

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to risks and uncertainties. Examples of forward-looking statements include, among others, statements we make regarding future operational results, anticipated results of our sales and marketing efforts and the anticipated results of our product development efforts. These statements are based on the current expectations, estimates, forecasts and projections regarding management's beliefs and assumptions. In some cases, you can identify forward looking statements by terminology such as "may," "will," "should," "hope," "expects," "intends," "plans," "anticipates," "contemplates," "believes," "estimates," "predicts," "projects," "potential," "continue," and other similar terminology or the negatives of those terms. Such forward-looking statements are subject to factors that could cause actual results to differ materially for DARA from those projected. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption "Risk Factors" in DARA's most recent Annual Report on Form 10-K, filed with the SEC on February 4, 2014, and DARA's other filings with the SEC from time to time. Those factors include risks and uncertainties relating to DARA's ability to timely commercialize and generate revenues or profits from Soltamox®, Gelclair® or other products given that DARA only recently hired its initial sales force and DARA's lack of history as a revenue-generating company, DARA's ability to achieve the desired results from the agreements with Mission and Alamo, FDA and other regulatory risks relating to DARA's ability to market Soltamox®, Gelclair® or other products in the United States or elsewhere, DARA's ability to in-license and/or partner products, the current regulatory environment in which DARA sells its products, the market acceptance of those products, dependence on partners, successful performance under collaborative and other commercial agreements, competition, the strength of DARA's intellectual property and the intellectual property of others, the potential delisting of DARA's common stock from the NASDAQ Capital Market, and other risk factors identified in the documents DARA has filed, or will file, with the Securities and Exchange Commission ("SEC"). Copies of DARA's filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. DARA expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in DARA's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. DARA BioSciences and the DARA logo are trademarks of DARA BioSciences, Inc.

CONTACT
Corporate Contact:
Jim Polson
FTI Consulting
312-553-6730
Jim.polson@fticonsulting.com

Media Contact:
David Connolly
LaVoie Health Sciences
617-374-8800, Ext. 108
dconnolly@lavoiegroup.com